Exhibit 99.2

CORRECTED – February 28, 2012

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010
REVENUES:
Rental and management	$640,883	$536,253	$2,386,185	$1,936,373
Network development services	12,316	11,389	57,347	48,962

Total operating revenues	653,199	547,642	2,443,532	1,985,335

OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below)
Rental and management (including stock-based compensation expense of $252, $0, $1,105, and $0, respectively)	157,818	126,042	590,272	447,629
Network development services (including stock-based compensation expense $314, 0, $1,224, and $0, respectively)	7,800	6,903	30,684	26,957
Depreciation, amortization and accretion	143,615	124,105	555,517	460,726
Selling, general, administrative and development expense (including stock-based compensation expense of $10,686, $12,410, $45,108, and $52,555 respectively)	73,895	65,365	288,824	229,769
Other operating expenses	22,333	21,786	58,103	35,876

Total operating expenses	405,461	344,201	1,523,400	1,200,957

OPERATING INCOME	247,738	203,441	920,132	784,378

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, (net of interest expense of $288, $372, $1,474, and $1,487, respectively)	3,627	3,543	14,214	14,212
Interest income	541	1,874	7,378	5,024
Interest expense	(85,119)	(68,623)	(311,854)	(246,018)
Loss on retirement of long-term obligations	—	(1,851)	—	(1,886)
Other (expense) income	(7,265)	(1,598)	(122,975)	315

Total other expense	(88,216)	(66,655)	(413,237)	(228,353)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND INCOME ON EQUITY METHOD INVESTMENTS	159,522	136,786	506,895	556,025
Income tax benefit (provision)	36,901	(53,099)	(125,080)	(182,489)
Income on equity method investments	11	16	25	40

INCOME FROM CONTINUING OPERATIONS	196,434	83,703	381,840	373,576
Income from discontinued operations, net	—	—	—	30

NET INCOME	196,434	83,703	381,840	373,606
Net loss (income) attributable to noncontrolling interest	8,676	(189)	14,622	(670)

NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION	$205,110	$83,514	$396,462	$372,936

NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION
BASIC:
Income from continuing operations attributable to American Tower Corporation	$0.52	$0.21	$1.00	$0.93
Income from discontinued operations	—	—	—	—

Net income attributable to American Tower Corporation	$0.52	$0.21	$1.00	$0.93

DILUTED:
Income from continuing operations attributable to American Tower Corporation	$0.52	$0.21	$0.99	$0.92
Income from discontinued operations	—	—	—	—

Net income attributable to American Tower Corporation	$0.52	$0.21	$0.99	$0.92

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	393,347	398,970	395,711	401,152

DILUTED	397,724	403,032	400,195	404,072